Exhibit 99.1

State Auto Financial Elects New Board Member, Audit Committee Chair

Contact:

Larry Adeleye	Kyle Anderson
Director of Investor Relations	Director of Media Relations
W (614) 917-5108	W (614) 917-5497, M (614) 477-5301

COLUMBUS, Ohio – August 13, 2010 – Eileen A. Mallesch was elected today to the board of directors of State Auto Financial Corporation (NASDAQ:STFC) and was elected chair of the board’s Audit Committee.

Mallesch most recently served as senior vice president and chief financial officer of Nationwide Property and Casualty Insurance Company. From 1998 to 2005, she served General Electric Co. as senior vice president and chief financial officer of Genworth Life Insurance, vice president and chief financial officer of GE Financial Employer Services Group, and controller of GE Americom. Mallesch earlier held finance leadership roles at Asea Brown Boveri and PepsiCo and was an auditor for Arthur Anderson, where she earned her CPA. She is currently a member of the board of directors and chair of the Audit Committee of Bob Evans Farms Inc.

A summa cum laude graduate with a bachelor’s degree in accounting from the City University of New York, Mallesch is also a member of the American Institute of Certified Public Accountants.

“Eileen brings considerable financial expertise to our board, as well as a broad background in the insurance sector,” said STFC Chairman and CEO Bob Restrepo. “Her 25 years of experience includes finance and business strategy roles in insurance, telecommunications, consumer products and manufacturing. She will be a tremendous asset as we continue our work to protect the financial interests of our policyholders and shareholders.”

Mallesch, 54, fills the Class III seat vacated by Richard K. Smith, who resigned from the board on July 2, 2010.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. The company markets its personal and business insurance products through independent insurance agencies in 34 states and the District of Columbia and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group is rated A+ (Superior) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto National, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual and Litchfield Mutual Fire. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com.